Exhibit 10.4

GUITAR CENTER, INC.

Compensation Committee

Non-Employee Director Equity Compensation Policy

Adopted April 29, 2004

Last Amended July 28, 2005

1.                                       General.  This Non-Employee Director Equity Compensation Policy (the “Policy”) is adopted by the Compensation Committee (the “Committee”) in accordance with Section 11.1 of The 2004 Guitar Center, Inc. Incentive Stock Award Plan (the “Stock Plan”).  Capitalized but undefined terms used herein shall have the meanings provided for in the Stock Plan.

2.                                       Committee Authority.  Pursuant to Section 11.1 of the Stock Plan, this Committee is responsible for adopting a policy for the grant of awards under the Stock Plan to Non-Employee Directors (as defined therein), which policy is to include a written, non-discretionary formula and also specify, with respect to any such awards, the conditions on which such awards shall be granted, become exercisable and/or payable, and expire, and such other terms and conditions as this Committee determines in its discretion.

3.                                       Equity Grants to Directors.  Commencing with the annual meeting of stockholders to be held on May 5, 2005, and with respect to each annual meeting of stockholders at which directors are elected held thereafter, each Non-Employee Director of the Company elected at such meeting shall upon such election be awarded Restricted Stock with a Fair Market Value on the date of grant of $70,000.  Any director first appointed or elected to the board between annual meetings of stockholders shall, upon such appointment or election, be granted Deferred Stock with a Fair Market Value on the date of grant equal to $70,000, pro rated for the portion of the annual period remaining based on the number of regularly scheduled board meetings that the director is expected to participate in.  The determination of this prorated amount will be approved by this Committee in a written resolution.  The foregoing grants shall each be an “Award” hereunder.

4.                                       Vesting.  All Awards of Restricted Stock to Non-Employee Directors shall become vested and thus the restrictions lapse at the rate of 25% per year commencing on the first anniversary of the date of grant, provided that during such period the director continuously serves as a director of the Company or any successor.  Notwithstanding the foregoing, Awards of Restricted Stock under this Policy shall vest and the restrictions lapse: (a) as to each Non-Employee Director participant, immediately prior to a Change in Control of the Company; or (b) in the case of an individual Non-Employee Director participant, upon the Qualified Retirement of the director from service as a director of the Company.  A “Qualified Retirement” shall mean that the director resigns or elects not to stand for reelection to the board in connection with (i) reaching a mandatory retirement age or, if earlier, after five full consecutive years of service as a director, (ii) a general cessation of such person’s business activities approved by the Committee, or (iii) any other similar event as determined by the Committee.  No event shall be deemed a Qualified Retirement under clause (ii) or (iii) of the immediately preceding sentence unless so certified by the Committee in a written resolution.

5.                                       Treatment of Deferred Stock Previously Issued Under the Policy.  Commencing on April 29, 2004 and continuing until the initial implementation of this amended Policy effective as of May 5, 2005, the Company issued Awards of Deferred Stock to Non-Employee Directors.  Those grants will continue to be governed by the form of Policy approved on April 29, 2004 and attached to the minutes of the Committee adopted as of such date.

6.                                       Incorporation of the Stock Plan.  All applicable terms of the Stock Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such plan.

7.                                       Written Grant Agreement.  The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Committee and duly executed by an executive officer of the Company.

8.                                       Policy Subject to Amendment, Modification and Termination.  This Policy may be amended, modified or terminated by the Committee in the future at its sole discretion.  No Non-Employee Director shall have any rights hereunder unless and until an Award is actually granted.  Without limiting the generality of the foregoing, the Committee hereby expressly reserves the authority to (a) terminate this Policy during any plan year up and until the election of directors at a given annual meeting of stockholders and (b) amend at any time the circumstances under which an Award may become vested at any time prior to the fifth anniversary of the date of grant.

9.                                       Effectiveness.  This policy shall become effective as of May 5, 2005.

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